Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (the “Agreement”) is made and entered into by and among Donald A. Colvin (“you”), a resident of the state of Arizona, and Semiconductor Component Industries, LLC, a Delaware limited liability company doing business as ON (“ON” or the “Company”), a wholly-owned subsidiary of ON Semiconductor Corporation, a Delaware Corporation (the “Parent”), with offices at 5005 East McDowell Road, Phoenix, Arizona 85008.

You are currently employed by ON and serve as the Executive Vice President and Chief Financial Officer of ON Semiconductor Corporation pursuant to the Employment Agreement dated as of May 26, 2005, and amended as of April 23, 2008, April 30, 2009 and March 24, 2010 by Amendment No. 1, Amendment No. 2, and Amendment No. 3, respectively (collectively, the “Employment Agreement”). The parties have determined that it is in our mutual best interests for you to resign and for your employment relationship with ON to terminate. Such termination shall be treated as a termination “without Cause” as defined in Section 5(a) of your Employment Agreement.

Pursuant to your Employment Agreement, you are required to execute a general release in order for you to receive the termination payments described in Section 5(a) of your Employment Agreement. Therefore, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination of Employment. Effective as of September 26, 2012 without any further action on your part, you hereby resigned, as (i) Executive Vice President and Chief Financial Officer of ON Semiconductor Corporation, and (ii) Executive Vice President and Chief Financial Officer of Semiconductor Component Industries, LLC. After this date and through October 26, 2012, you served as Senior Vice President of Finance for ON. Your employment with ON is terminated effective as of October 26, 2012 (the “Termination Date”). As of the Termination Date, and without any further action on your part, you hereby resign and are, further, removed by ON and ON Semiconductor Corporation, from any and all other positions (including directorships) or offices that you hold with ON or any member of the ON Group (as defined below) as well as with any benefit plan or other entity that you hold either by appointment by ON or any member of the ON Group or due to your role as an officer or any other position of ON or any member of the ON Group. Except as otherwise provided in this Agreement or as set forth in an applicable employee benefit plan or equity award agreement, all of your privileges as an employee of ON end as of the Termination Date.

2. Eligibility for Benefits Pursuant to Employment Agreement and Other Benefits.

(a) Termination Payments and Benefits. Your termination of employment will result in a “separation from service” as defined in Section 11 of your Employment Agreement. Accordingly, upon the Effective Date (as defined in Section 7(b) hereof), you shall be entitled to begin to receive the termination payments described in Section 5(a) of your Employment Agreement in consideration for, among other things, the waiver and release described in Section 7 hereof. For the avoidance of doubt, Section 5(a) of the Employment Agreement as amended by Amendment No. 1 provides as follows:

“Without Cause. In the event of the termination of the Executive’s employment during the Employment Period by the Company without Cause (including a deemed termination without Cause as provided for in Section 3(f) (i.e., “Good Reason”)), the Executive shall be entitled to: (i) any accrued but unused vacation, (ii) Base Salary through the Date of Termination (to the extent not theretofore paid), (iii) the continuation of Base Salary (as in effect immediately prior to the termination) for twelve (12) months following the Date of Termination which, subject to the restriction set forth below, shall be paid in accordance with the Company’s ordinary payroll practices in effect from time to time, (iv) any earned but not paid Bonus for the Performance Cycle immediately preceding the Date of Termination, and (v) a pro-rata portion of the Bonus, if any, for the Performance Cycle in which the Date of Termination occurs (based on the achievement of the applicable performance criteria and related to the applicable Performance Cycle as described in Section 2(b)). Notwithstanding the foregoing, the amount of payment set forth in (iii) above during the six-month period following the Date of Termination shall not exceed the severance pay exception limitation amount set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (any amount subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the Date of Termination). If the Company determines in good faith that the separation pay exception set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) does not apply as of the Date of Termination, the amount set forth in (iii) above shall be paid (a) in an initial lump sum equal to six months’ base salary (net of applicable taxes and withholdings) on the six-month anniversary of the Date of Termination and (b) thereafter in installments in accordance with the Company’s ordinary payroll practices. The amounts set forth in (i) and (ii) above, shall be paid in accordance with applicable law on the Date of Termination. The amounts set forth in (iv) and (v) above shall be paid as soon as is reasonably practicable after the close of the accounting books and records of the Company for the relevant Performance Cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any Performance Cycle ending on December 31 before January 1 or after March 15 of the year following the year in which the Performance Cycle ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). In addition, in the event of a termination by the Company without Cause: (1) if the Executive elects to continue the Company’s group health plans pursuant to his rights under COBRA, the Company shall pay the Executive’s COBRA continuation premiums until the earlier of (x) the date the Executive receives group health benefits from another employer or (y) the one-year anniversary of the Date of Termination; and (2) the Company will provide the Executive with outplacement services from vendors designated by the Company for a period of six (6) months following the Date of Termination, not to exceed $5,000. Notwithstanding the foregoing, the payments and benefits provided in this Section 5 are subject to and conditioned upon the Executive executing a general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such payments are subject to and conditioned upon the Executive’s compliance with the Restrictive Covenants provided in Sections 7 and 8 hereof. Except as provided in this Section 5(a), the Company shall have no additional obligations under this Agreement.”

You expressly agree and acknowledge that if you fail to sign this Agreement within the time periods described in Section 7 below or if you revoke this Agreement, you shall not be entitled to receive any of the termination payments described in Section 5(a) of your Employment Agreement or any amounts due pursuant to any other provision of the Employment Agreement other than the payments described in clause (i) and (ii) above of the first sentence of Section 5(a). You also expressly agree and acknowledge that you have received all payments to which you are entitled pursuant to clauses (iv) and (v) of the first sentence of Section 5(a) of your Employment Agreement.

(b) Other Benefits and Payments.

(i) Equity Awards. All equity awards (e.g., stock options and restricted stock units) previously granted to you will continue to vest in accordance with the terms of the applicable agreements evidencing such awards until your Termination Date, at which time all such equity awards which remain unvested as of the Termination Date shall immediately terminate and cease to be outstanding. In all other respects, such equity awards will continue to be subject to the terms and conditions of the stock plans, if any, under which they were granted and the agreements evidencing such equity awards.

(ii) Other Payments. Within the earlier of three (3) business days of the Termination Date or the end of the next regular pay period, as called for Section 5(a) of your Employment Agreement and subject to applicable payroll deductions, ON: (i) will pay you your base salary that is accrued but not yet paid through the Termination Date, and (ii) will also pay you your accrued and unused vacation balance, if any. Within three (3) business days of the Termination Date, ON will pay you any unreimbursed documented business expenses incurred by you prior to the Termination Date in accordance with ON’s business expense reimbursement policy.

(c) Tax Withholding. Notwithstanding anything in this Agreement to the contrary, ON will withhold from all amounts payable under this Agreement all federal, state, city or other taxes that are legally required to be withheld.

(d) No Further Obligation. You expressly agree and acknowledge that ON’s provision of the compensation and benefits described in this Section 2 shall fully satisfy ON’s (and the ON Group’s) obligations to you under the terms of your Employment Agreement. You further agree and acknowledge that you have received all compensation and benefits due and owed to you pursuant to your Employment Agreement and that you have no further claim to any compensation or employee benefits from the ON Group unless otherwise provided by the terms of any applicable employee benefit plan. You also agree and acknowledge that you are entitled to the severance benefits described in this Section 2 only following the Effective Date and that such benefits constitute consideration in addition to anything of value to which you would otherwise be entitled if you did not sign the Agreement and allow it to become effective.

3. Your Death. In the event of your death prior to the date any of the payments provided hereunder become due and payable, ON agrees that such amounts will be paid to your beneficiaries or estate, as applicable, to the extent they would otherwise have been paid to you.

4. Unemployment Compensation. ON agrees not to challenge your entitlement to unemployment compensation benefits as provided by law.

5. Return of Property. You acknowledge that on or prior to the Termination Date, you returned all property (including any laptop or notebook computer) owned by the ON Group, which was in your possession, including, but not limited to, any and all (originals and copies, if any) Confidential Information, attorney-client privileged information and communications, company credit card (or credit card on which the ON Group, is a guarantor), Blackberry, documents, magnetic media or data, passwords, access codes and ON employee badges.

6. Waiver and Release. In consideration for the termination payments described in Section 2(a) of this Agreement, you agree to and hereby do fully release and forever discharge each and any of the following parties (collectively, the “Released Parties”) from, and waive any and all claims asserting, liability for damages or remedies or claims of any kind arising out of any action, inaction, decision, or event occurring through the date of your execution of this Agreement:

•

ON, its predecessor companies, all companies owned by, connected with, or affiliated with ON, including the Parent, and each of their direct and indirect subsidiaries and affiliates (collectively, the “ON Group”); and/or

•	Current and former directors, officers, managers, employees, shareholders, insurers, legal counsel, auditors, advisors and agents of the ON Group.

You understand that you are giving up any and all manner of actions or causes of actions, suits, debts, claims, complaints, or demands of any kind whatsoever with respect to the Released Parties, whether direct or indirect, fixed or contingent, known or unknown, in law or in equity, that you have or may have arising under or based on, but not limited to, the:

•	Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act;

•	Americans with Disabilities Act;

•	Employee Retirement Income and Security Act;

•	Fair Labor Standards Act;

•	Family and Medical Leave Act;

•	National Labor Relations Act;

•	Occupational Safety and Health Act;

•	Rehabilitation Act;

•	Title VII, as amended by the Civil Rights Act of 1991;

•	Worker Adjustment and Retaining Notification Act of 1988; and/or

•	Any other federal, state or local law, including any attorneys’ fees that could be awarded in connection with these or any other claims.

You further understand that this Agreement extends to, but is not limited to, all claims that you have or may have in contract or tort theories with respect to the Released Parties. This includes, but is not limited to, the following potential claims:

•	Wrongful discharge, or wrongful discharge in violation of public policy;

•	Breach of contract, breach of an express or implied promise, breach of the implied covenant of good faith and fair dealing, or breach of fiduciary duty;

•	Interference with contractual relations;

•	Promissory estoppel;

•	Breach of employee handbooks, manuals or other policies;

•	Assault or battery;

•	Intentional or negligent misrepresentation, or fraud;

•	Retaliation, or intentional or negligent infliction of emotional distress;

•	Defamation (including all forms of libel, slander, and self-defamation);

•	Negligent hiring, retention or supervision; and/or

•

Any other claim otherwise based on any theory, whether developed or undeveloped, arising from or related to your employment or the termination of your employment with the ON Group, or any other fact or matter occurring prior to your execution of this Agreement.

You acknowledge that you may discover facts or law different from, or in addition to, the facts or law that you know or believe to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the release contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. You declare and represent that you intend this Agreement and its release to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and you intend the release herein to be final and complete. You execute this Agreement with its release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law arising out of any action, inaction, decision, or event occurring through the date of your execution of this Agreement.

You expressly waive your right to recovery of any type of remedy, including damages or reinstatement of employment, in any administrative or court action, whether state or federal, and whether brought by you or on your behalf, related in any way to the matters released herein.

Your release of claims, as set forth above, is not intended to and does not waive or release your rights to claims arising after your execution of this Agreement, or to rights to seek post-termination insurance continuation or other post-termination benefits under COBRA, “ERISA,” or other state or federal laws or regulations relating to insurance continuation rights or other vested benefits, or any other vested rights, if any, which you have pursuant to the ON Group’s qualified or non-qualified employee benefit plans, 401(k) plans or other retirement plans, as applicable, or rights to indemnification as an officer under any indemnification agreement with or by-laws of any member of the ON Group. Similarly, nothing in this Agreement shall prevent you from challenging the validity of the waiver(s) and release(s) in a charge with an appropriate agency (which ON reserves the right to contest); provided however, that all of ON’s obligations under this Agreement, including the termination payments described in Section 2(a) of this Agreement, are conditioned upon the validity and full effectiveness of such waiver(s) and release(s). To the extent not prohibited by law, you agree that in the event of the waiver(s) and release(s) are challenged by you and determined by a court to be unenforceable or ineffective in any respect, ON will be entitled to repayment of all compensation paid to you pursuant to Section 2(a) of this Agreement.

7. Older Worker Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). You are advised to consult with an attorney before executing this Agreement.

(a) Acknowledgments/Time to Consider. You acknowledge and agree that (i) you have read and understand the terms of this Agreement; (ii) you have been advised in writing to consult with an attorney before executing this Agreement; (iii) you have obtained and considered such legal counsel as you deem necessary; (iv) you have been given 21-days from the date you were presented with this Agreement to consider whether or not to enter into this Agreement (although you may elect not to use the full 21-day period at your option); and (v) by signing this Agreement, you acknowledge that you do so freely, knowingly, and voluntarily. Your signed Agreement must be received by George “Sonny” Cave at the address set forth below no later than the 22nd day following the date you were first presented with this Agreement.

(b) Revocation. This Agreement shall not become effective or enforceable until the eighth day after you sign this Agreement. In other words, you may revoke your acceptance of this Agreement within seven (7) days after the date you sign it. Your revocation must be in writing and received by:

Attn.: C/O George “Sonny” Cave

Senior Vice President, General Counsel & Secretary

ON Semiconductor Corporation

5005 E. McDowell Road, M/D – A700

Phoenix, AZ 85008

Facsimile: 602-244-5601

by 5:00 p.m. Arizona Time on the seventh (7th) day after the date you sign it in order to be effective. If you do not revoke your acceptance of this Agreement within the seven (7) day period, this Agreement shall become binding and enforceable on the eighth day after the date you sign it (the “Effective Date”). Conversely, if you revoke this Agreement within the period described above in this Section 7(b), you will not be entitled to receive the termination payments described in Section 2(a).

(c) Preserved Rights. This Agreement does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit you from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

8. Non-Solicitation. For one (1) year following the Termination Date, you hereby agree not to, directly or indirectly, solicit or assist any other person or entity in soliciting any employee of the ON Group to perform services for any entity (other than the ON Group), or attempt to induce any such employee to leave the employment of the ON Group.

9. Confidentiality; Non-Compete; Non-Disclosure.

(a) Except to the extent this Agreement or the terms of this Agreement is or becomes publicly available (other than as a result of a disclosure by you or one of your representatives), you agree to keep the terms of the Agreement wholly and completely confidential. Subject to the preceding sentence, you agree in this regard not to disclose the amount, terms, substance, or contents of this Agreement to any person or persons, excluding only family members in your immediate household, your attorneys and/or your tax or financial advisors, and any governmental agency to which you may be required by law to reveal the terms of the Agreement. Confidentiality is a material term of this Agreement to ON, such that a violation will discharge ON’s payment obligations, and entitle ON to reimbursement of payments made in reliance on this confidentiality provision. You shall hold in strict confidence any proprietary or Confidential Information related to the ON Group. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the ON Group which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists and customers, trade secrets, proprietary information, technical data, know-how (e.g., research, product plans), marketing plans, products, services, software, developments, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, financial or other business information disclosed to you by the ON Group either directly or indirectly in writing, electronically, orally or by drawings or observation of parts or equipment. You shall not take, without the prior written consent of ON, any drawing, blueprint, specification or other document (in whatever form) of the ON Group which is of a confidential nature relating to the ON Group, or, without limitation, relating to any of their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in your possession.

(b) You and ON agree that the ON would likely suffer significant harm from you competing with the ON Group for some period of time after the Termination Date. Accordingly, you agree that you will not, for a period of one (1) year following the Termination Date, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or otherwise perform services for (whether or not for compensation) any Competitive Business (as defined below) in or from any location in the United States. For purposes of this Section 9(b), the term “Competitive Business” shall mean any entity identified in a list of Competitive Businesses which shall be mutually agreed upon in writing by the parties.

Should a situation arise that may cause you to feel that your activities may violate this Section 9, you shall seek written consent from the Chief Executive Officer of ON, who will make himself available to you on reasonable notice to consider whether ON wishes to restrict such activity under this Section. You agree to promptly make any employer aware of this Section 9 while it is in effect.

10. Non-Disparagement. You, ON and ON Semiconductor Corporation (both when acting through any individual holding the title of Senior Vice President and above), mutually agree to refrain from making any derogatory or disparaging statements to any third party concerning you and the ON Group and any of the Released Parties. The parties agree that it is in their best interests to maintain an amicable termination and post-termination relationship. The parties further agree that they will cooperate with each other in refuting any derogatory or disparaging statements made by any third party regarding you or the ON Group or any of the Released Parties. Subject to applicable privileges, nothing in this Agreement shall be construed to limit, impede or impair the right of any party to communicate with government agencies regarding matters that are within the jurisdiction of such agencies.

11. No Admission. This Agreement is not an admission by you, or any member of the ON Group, of any wrongdoing or violation of any federal, state or local law and this Agreement shall not be interpreted as such. The ON Group disclaims any liability to you or any other person on the part of itself and/or its current or former directors, officers, employees, representatives, and agents with respect to any such action or inaction. Similarly, you disclaim any liability to ON, any member of ON Group, or their current or former directors, officers, employees, representatives, and agents with respect to any such action or inaction. This Agreement is offered pursuant to Rule 408 of the Arizona and Federal Rules of Evidence (or similar state law rules or policies).

12. Effect of Breach. A breach of any provision of this Agreement may give rise to a legal action. The prevailing party in any action based on a breach of this Agreement will be entitled to recover its costs and reasonable attorneys’ fees.

13. Adequate Remedy. You specifically acknowledge and agree that a breach of Sections 8, 9 or 10 will result in the immediate discontinuance of any payments or benefits due pursuant to Section 2. You also agree and acknowledge, however, that it is impossible to measure in money all of the damages which will accrue to ON by reason of the breach of Sections 8, 9, or 10 hereof. Therefore, if any party shall institute any action or proceeding to enforce such provisions, the other parties hereby waive the claim or defense that such party has an adequate remedy at law, and the others shall not raise in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

14. No Assignment. This Agreement is personal to you and may not be assigned by you. You represent that none of the claims under this Agreement have been assigned by you or your community, or by operation of law.

15. Section 409A. This Agreement shall be operated in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exception thereto and each provision of this Agreement will be interpreted, to the extent possible, to comply with Code Section 409A or to qualify for an applicable exception to the requirements of Section 409A. The parties believe that the termination payments and benefits due pursuant to Section 2(a) qualify for either the short-term deferral exception or separation pay exception to the requirements of Section 409A. Nevertheless, ON does not guarantee any particular tax effect for the compensation provided to you pursuant to this Agreement. Except for ON’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, ON shall not be responsible for the payment of any applicable taxes incurred by you on compensation paid or provided to you pursuant to this Agreement.

You acknowledge that you have had the opportunity to review the provisions of this Agreement and the application of Section 409A of the Code with legal counsel of your choice. You further acknowledge that you are solely responsible for any tax consequences imposed on you by Section 409A and that ON shall not have any liability or responsibility with respect to taxes imposed on you pursuant to Section 409A or any other provision of the Code.

16. Governing Law, Etc. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without reference to its principles of conflicts of law. Any claim or cause of action brought under this Agreement, or that requires interpretation or application of this Agreement, must be brought in the state or federal courts sitting in Maricopa County, Arizona.

17. Mitigation. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement nor shall the amount of any payment or benefit hereunder be reduced by any compensation earned by you as a result of employment by another employer.

18. Enforceable Contract. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 18, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

19. Entire Agreement. You agree that this Agreement contains the entire agreement between you and ON with respect to the subject matter hereof and there are no promises, undertakings or understandings outside of this Agreement, except as specifically set forth otherwise herein. This Agreement supersedes all prior or contemporaneous discussions, negotiations and agreements, whether written or oral, with respect to the subject matter described herein. Any modification or addition to this Agreement must be in writing, signed by an officer of ON and you. In exchange for valuable consideration, the parties agree that Section 8 of this Agreement amends, restates and replaces Section 7 of the Employment Agreement and that Sections 9 and 10 of this Agreement amend, restate and replace Section 8 of the Employment Agreement.

20. Counterparts & Facsimile. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one of the same Agreement. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

21. Acknowledgment. You affirm that you received this Agreement on October 26, 2012, that you have read this Agreement, and have had adequate time to consider the terms of the Agreement. Further, you have been advised that you should consult with an attorney prior to signing this Agreement. You acknowledge that you have carefully read this Agreement, the provisions of this Agreement are understandable to you and to the extent that you have not understood any section, paragraph, sentence, clause or term, you have taken steps to ensure that it was explained to you. You have entered into this Agreement freely and voluntarily.

22. Clawback. By signing this Agreement you agree to continue to be bound by, and comply with the terms of ON’s compensation recovery policy or policies (and related practices) as such may be in effect from time-to-time, as a result of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and similar or related laws, rules and regulations.

23. Joint Drafting. The parties agree that this Agreement shall be deemed to have been drafted jointly by you and ON. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

24. Successors and Assigns. This Agreement is and shall be binding upon and inure to the benefit of the heirs, executors, successors and assigns of each of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

/s/ DONALD A. COLVIN		By:	/s/ KEITH D. JACKSON
(Signature)		Name:	Keith D. Jackson
Name:	Donald A. Colvin	Its:	Chief Executive Officer

Date:	October 26, 2012	Date:	October 26, 2012